Exhibit (d)(4)

Amended and Restated

Exhibit A

to the

Subadvisory Agreement

by and between

BMO Asset Management Corp.

and

Pyrford International Ltd.

Fund Name	Subadvisory Fee	Initial Term
BMO Pyrford International Stock Fund	Forty percent (40%) of the gross advisory fee received by Adviser from the Fund	August 31, 2012

BMO Pyrford Global Strategic Return Fund	Forty percent (40%) of the gross advisory fee received by Adviser from the Fund	August 31, 2012

BMO Pyrford Global Equity Fund	Forty percent (40%) of the gross advisory fee received by Adviser from the Fund	December 27, 2014

Executed as of this          day of December, 2013.

BMO ASSET MANAGEMENT CORP.

By:
Name:
Title:

PYRFORD INTERNATIONAL LTD.

By:
Name:
Title: